Exhibit 99.3

ScanSource Announces Appointment of New Board Member

Vernon Nagel brings extensive executive leadership experience and financial expertise to the ScanSource Board of Directors

GREENVILLE, SC — ScanSource, Inc. (NASDAQ: SCSC), a leading hybrid distributor connecting devices to the cloud, today announced the appointment of Vernon J. Nagel to its Board of Directors, effective August 16, 2023. Mr. Nagel’s appointment expands the Board to nine members.

Mr. Nagel brings extensive executive leadership, financial and accounting expertise to the ScanSource Board of Directors. Mr. Nagel served as Executive Chairman of Acuity Brands, Inc., a publicly traded industrial technology company from February 2020 until his retirement in December 2020. Mr. Nagel previously served as Chairman and Chief Executive Officer of Acuity Brands from September 2004 through January 2020 and was President from August 2005 through August 2019. He joined Acuity Brands in December 2001 as Executive Vice President and Chief Financial Officer. Mr. Nagel currently serves as a member of the Board of Directors of The AZEK Company, a provider of sustainable outdoor living products, and Southwire, a provider of wire, cable and other electrical solutions.

“We are pleased to have Vern join our Board, as he brings a wealth of knowledge working with a multi-national company whose customers span several industries. Vern was a highly successful CEO in the lighting sector for a significant period, which is a testament to his commitment to his profession. His proven leadership and expertise will be a tremendous asset to ScanSource,” said Mike Baur, Chairman and CEO, ScanSource. “We look forward to the valuable knowledge and perspective he will offer as the newest member of the ScanSource Board of Directors.”

“It is a privilege to join the ScanSource Board of Directors, and I look forward to contributing to the success and strength of the Company. ScanSource’s commitment to its partners and stakeholders is evident, and I am happy to be a part of it,” said Vern Nagel.

Mr. Nagel received a Bachelor of Business Administration from the University of Michigan.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading hybrid distributor connecting devices to the cloud and accelerating growth for customers across hardware, SaaS, connectivity and cloud. ScanSource enables customers to deliver solutions for their end users to address changing buying and consumption patterns. ScanSource sells through multiple, specialized routes-to-market with hardware, SaaS, connectivity and cloud services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2022 Best Places to Work in South Carolina and on FORTUNE magazine’s 2023 List of World’s Most Admired Companies. ScanSource ranks #817 on the Fortune 1000. For more information, visit www.scansource.com.